EXHIBIT 22.6

AWARENESS LETTER

The Trustee of Paramount Energy Trust

With respect to the preliminary prospectus constituting a part of this Amendment No. 2 to registration statement of Paramount Energy Trust, we acknowledge our awareness of the use therein of our compilation report dated December 9, 2002 with respect to the pro forma consolidated balance sheet of Paramount Energy Trust as of September 30, 2002 and the pro forma consolidated statement of earnings for the year ended December 31, 2001 and the nine month period ended September 30, 2002, together with our related comments for U.S. readers dated December 9, 2002 which accompanies it.

We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a “report” or a “part” of a registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Yours very truly,

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
December 9, 2002